Exhibit (h-11)

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”) is effective as of this 5th day of October, 2022, by and between The Alger Funds, The Alger Institutional Funds, The Alger Portfolios, The Alger Funds II, and Alger Global Focus Fund, each a Massachusetts Business Trust (each a “Trust” and collectively, the “Trusts”), and UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”).

WHEREAS, The Trusts and UMBFS have entered into a Transfer Agency Agreement, dated as of October 5, 2019 (as amended and supplemented to date, the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement as set forth herein by entering into this Amendment.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Schedule C to the Agreement shall hereby be amended and restated in its entirety to read as the Schedule C attached hereto.

2. The parties hereby agree to extend the Initial Term of the Agreement (as defined in Section 8(a) of the Agreement) shall be extended to October 5, 2025. Notwithstanding anything to the contrary in the Agreement, the Agreement shall continue in effect for the aforementioned term and may not be terminated by the Trusts prior to October 5, 2025. After that date, the Agreement shall automatically renew for additional twelve (12) month terms unless earlier terminated as provided for in the Agreement.

3. Any reference to the Agreement shall be a reference to the Agreement as amended hereby. All rights, obligations and liabilities in respect of the Agreement shall continue to exist save as varied herein. In the event of any conflict or inconsistency between the provisions of this Amendment and the Agreement, the terms of this Amendment shall prevail. All other terms of the Agreement are hereby ratified and confirmed.

4. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but which together shall constitute one instrument.

5. This Amendment shall be governed by and construed in accordance with the laws of the State of Wisconsin, excluding the laws on conflicts of laws.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

THE ALGER FUNDS
THE ALGER INSTITUTIONAL FUNDS
THE ALGER PORTFOLIOS
THE ALGER FUNDS II
ALGER GLOBAL FOCUS FUND
(the “Trusts”)

By:	/s/ Tina Payne
Tina Payne
Secretary

UMB FUND SERVICES, INC.
(“Transfer Agent”)

By:	/s/ Maureen A. Quill
Maureen A. Quill
Executive Vice President

Amended and Restated

Schedule C

to the

Transfer Agency Agreement

by and between

The Alger Funds

The Alger Institutional Funds

The Alger Portfolios

The Alger Funds II

Alger Global Focus Fund

and

UMB Fund Services, Inc.

FEES

USA PATRIOT Act	Included
Aggregate Annual Complex Base Fee for Funds Referenced on Schedule A*
*Fees will be allocated across the Funds on a prorated basis.	$650,000
Annual Per-Account Fees
• Open account fee
• Non-Matrix level 3 accounts	$9.50
• Matrix level 3 accounts	$5.25
• Closed account fee (per year)	$1.50
Shareholder Services
• Telephone calls (per minute)	$1.059
• Letters/e-mails, research shareholder (per occurrence)	$2.108
CCO Support Services
Annual fee per fund family	Waived
Retirement Accounts (IRA / Roth / Others)
• Annual maintenance fee per account type/SSN (may be charged to shareholders)	$10.54
• IRA transfer/rollover/recharacterization/RMD fee (per occurrence)	$10.54
Advanced Reporting Solutions
• Annual maintenance fee*	Waived
• Additional interactive user license (per license per year)	$1,054
*Annual maintenance fee includes initial setup costs plus five interactive user licenses
Document Services
• Conversion of Statements/Confirms to Pinnacle*	Waived
• Standard applications and forms in electronic format	no charge
• Customized forms	as quoted
• Pre-printed, machine-ready statement inserts (per item)*	$.03162
• Standard single-sided statement/confirm/tax form/check (per item including ..pdf)*
• First page	$.2108
• Each additional page	$.1054

*	Charges specific to Pinnacle Data Systems

Programming and Special Project Fees

Additional fees at $184.45 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports.

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to annual year-end programming fees, copying charges, facsimile charges, inventory and record storage and reprocessing, statement paper, check stock, envelopes, tax forms, postage and direct delivery charges, tape/disk storage, travel, CPU usage, telephone and long distance charges, VPN/VNET fees, retirement plan documents, proxies and proxy services, DTCC/NSCC participant billing, manual cost basis processing, P.O. box rental, toll-free number, customer identity check fees, bank account service fees and any other bank charges, termination of service fees, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI) minus five percent. If the CPI is less than five percent, no escalation shall be applied. Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Transfer Agency Fees – Optional Services
NSCC’s Mutual Fund Profile II Services*
• Tier 1: Activate Mutual Fund Profile II – Advisor populates data	No fee
• Tier 2: Activate Mutual Fund Profile II – UMBFS supports Advisor in populating data
• One-time set-up fee, per fund family	N/A
• Monthly maintenance fee – up to 25 CUSIPs	N/A
• Monthly maintenance fee – more than 25 CUSIPs	N/A
* Funds using Mutual Fund Profile II services will also pay out-of-pocket fees charged by DTCC of $850/mo. for up to 25 CUSIPs or $2,000/mo. for 26+ CUSIPs.
Broker Dealer – Standard Data Transmissions
• Platform Daily/Sales Reporting trade activity and position file
• One-time set-up fee per vendor/platform	Waived
• Monthly Maintenance fee per vendor/platform	$52.70
• DST FANMail/Vision or Advisor Central*One-time set-up fee	Waived
• Monthly Maintenance fee	$790.50
* In addition to vendors fees

Internet Services: Broker Dealer Access
• Online Access – FundsAUM Dealer and Asset Manager per fund family
• Monthly maintenance fee	$1,000
Internet Services: Shareholder Access & E-Delivery
• Online Access and Web-based document mailing – per fund family
• One-time set-up fee	Waived
• Annual maintenance fee – up to 50,000 accounts	$9,486
• Annual maintenance fee – over 50,000 accounts	$17,391
• Per shareholder, per inquiry and mailing*	$0.1581
• Transactions and account maintenance, per occurrence	$0.4216
• Per shareholder, per bank validation	$2.635
*statements, prospectuses, financial reports, etc.
VRU Services
• One-time VRU set-up fee	Waived
• Annual VRU maintenance fee	$2,635
• VRU charge (per call)	$0.4216
FATCA Services
Annual FATCA services fee	$2,635